As filed with the Securities and Exchange Commission on November 5, 2004

                                                        Registration No.

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                               EP MEDSYSTEMS, INC.
             (Exact name of registrant as specified in its charter)


           NEW JERSEY                                      22-3212190
(State or Other Jurisdiction                (I.R.S. Employer Identification No.)
of Incorporation or Organization)

                         575 ROUTE 73 NORTH, BUILDING D
                          WEST BERLIN, NEW JERSEY 08091
                            TELEPHONE (856) 753-8533
       (Address, Including Zip Code, and Telephone Number, Including Area
               Code, of Registrant's Principal Executive Offices)

                                REINHARD SCHMIDT
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                               EP MEDSYSTEMS, INC.
                         575 ROUTE 73 NORTH, BUILDING D
                          WEST BERLIN, NEW JERSEY 08091
                            TELEPHONE (856) 753-8533
            (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent For Service)

                                   Copies to:
                           SALVATORE J. VITIELLO, ESQ.
                       HELLER EHRMAN WHITE & MCAULIFFE LLP
                              120 WEST 45TH STREET
                          NEW YORK, NEW YORK 10036-4041
                            TELEPHONE (212) 832-8300

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
    From time to time after the effective date of this registration statement

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|


                         CALCULATION OF REGISTRATION FEE
============================ ================== ====================== ====================== ======================

                        PROPOSED MAXIMUM PROPOSED MAXIMUM
  TITLE OF EACH CLASS OF       AMOUNT TO BE      OFFERING PRICE PER     AGGREGATE OFFERING          AMOUNT OF
SECURITIES TO BE REGISTERED     REGISTERED             UNIT(1)                 PRICE            REGISTRATION FEE
---------------------------- ------------------ ---------------------- ---------------------- ----------------------

   Common Stock, no par
value, $0.001 stated value        363,628               $3.01              $1,094,520.28             $138.68
---------------------------- ------------------ ---------------------- ---------------------- ----------------------

(1) Estimated pursuant to Rule 457(c) of the Securities Act of 1933, as amended, solely for the purposes of calculating the registration fee, upon the basis of the average of the high and low prices of our common stock as reported on the Nasdaq National Market on October 26, 2004.


         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES(S) AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION ACTING PURSUANT TO SAID
SECTION 8(A) MAY DETERMINE.

                  SUBJECT TO COMPLETION, DATED November 5, 2004

                             PRELIMINARY PROSPECTUS


                               EP MEDSYSTEMS, INC.

                         363,628 SHARES OF COMMON STOCK

         This prospectus relates to the resale of 363,628 shares of common stock of EP MedSystems, Inc. that may be offered and sold from time to time by the selling securityholders identified on page 19 of this prospectus. Of the 363,628 shares of our common stock being offered for sale by the selling security holders, 20,000 are currently issued and outstanding, 293,628 are issuable upon the conversion of an outstanding convertible note, and 50,000 are issuable upon the exercise of outstanding options. Each of the shares, notes and options were previously issued or granted by us to the selling securityholders in private transactions.

         We will not receive any proceeds from the resale of shares of our common stock, the sale of shares of our common stock following conversion of the secured convertible note, or the sale of shares of our common stock following exercise of the options. If the options are exercised by the selling security holder who holds the options referenced in this prospectus or by subsequent transferees of the options, we will receive an amount equal to the exercise price for each share received upon exercise of the options. The selling securityholders may offer their shares through public or private transactions at the prevailing market prices or at privately negotiated prices. The selling securityholders may make sales directly to purchasers or through brokers, agents, dealers or underwriters or through a combination of methods. The expenses of the registration of the shares under the Securities Act of 1933, as amended, and the registration or qualification of the shares under any applicable state securities laws will be paid by us. The selling securityholders will bear all commissions and other compensation paid to brokers in connection with the sale of their shares.

         Our common stock trades on The Nasdaq SmallCap Market under the symbol "EPMD." On October 26, 2004 the last reported sale price of our common stock on The Nasdaq SmallCap Market was $2.94 per share.

         THE SECURITIES OFFERED IN THIS PROSPECTUS INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 5 OF THIS PROSPECTUS TO READ ABOUT FACTORS YOU SHOULD CONSIDER BEFORE BUYING SHARES OF OUR COMMON STOCK.



         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



                THE DATE OF THIS PROSPECTUS IS ___________, 2004.

         You should rely only on the information in this prospectus or any supplement or in information incorporated herein by reference. We have not authorized anyone else to give any information or to make any representations other than those contained in this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities by anyone in any jurisdiction in which that offer or solicitation is not authorized or in which the person making the offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make the offer or solicitation. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this document.

         REFERENCES IN THIS PROSPECTUS TO "WE," "US" AND "OUR" REFER TO EP MEDSYSTEMS, INC., A NEW JERSEY CORPORATION.

         EP WorkMate(R), ALERT(R) System, ALERT(R) Companion, SilverFlex(R), ProCath(R), V-LERT(R), ALERT VT(R), and ViewMate(R) are our registered trademarks. EP-3(TM) Stimulator, EP-4(TM) Stimulator, ALERT-PA(TM), ALERT-TD(TM), ALERT CS/RA(TM) and ViewFlex(TM) are our trademarks.



                                TABLE OF CONTENTS


ABOUT THIS PROSPECTUS..........................................................2
PROSPECTUS SUMMARY.............................................................3
ABOUT EP MEDSYSTEMS, INC.......................................................3
RISK FACTORS...................................................................5
FORWARD-LOOKING STATEMENTS....................................................18
USE OF PROCEEDS...............................................................19
SELLING STOCKHOLDERS..........................................................19
DESCRIPTION OF THE TERMS OF THE SECURED CONVERTIBLE NOTES.....................20
DESCRIPTION OF THE TERMS OF THE DR. SASKENA OPTIONS...........................22
PLAN OF DISTRIBUTION..........................................................22
LEGAL MATTERS.................................................................24
EXPERTS.......................................................................24
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE...............................24
WHERE YOU CAN FIND MORE INFORMATION...........................................25

                              ABOUT THIS PROSPECTUS

         This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission utilizing a "shelf registration" process. You should read this prospectus and any supplement, together with additional information described under "Where You Can Find More Information" and the information we incorporate by reference in this prospectus described under the heading "Incorporation of Certain Documents by Reference."

                               PROSPECTUS SUMMARY

         THE FOLLOWING SUMMARY HIGHLIGHTS SELECTED INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS. THIS SUMMARY DOES NOT CONTAIN ALL OF THE INFORMATION THAT YOU SHOULD CONSIDER BEFORE INVESTING IN OUR COMMON STOCK. YOU SHOULD READ THE ENTIRE PROSPECTUS CAREFULLY, ESPECIALLY THE DISCUSSION REGARDING THE RISKS OF INVESTING IN THE COMMON STOCK OF EP MEDSYSTEMS UNDER THE SECTION ENTITLED "RISK FACTORS," BEFORE INVESTING IN EP MEDSYSTEMS' COMMON STOCK.

                            ABOUT EP MEDSYSTEMS, INC.

BUSINESS

          EP MedSystems was incorporated in January 1993 and operates in a single industry segment. We develop, manufacture, market and sell a line of products for the cardiac electrophysiology market used to diagnose, monitor, visualize and treat irregular heartbeats known as arrhythmias. Since our inception, we have acquired technology and marketing rights, have developed new products and have begun marketing various electrophysiology (EP) products, including our EP-WorkMate(R) computerized electrophysiology workstation, the RPM(TM) RealTime Position Management(TM) navigation technology, our EP-4(TM) Computerized Cardiac Stimulator, diagnostic electrophysiology catheters, including our unique one-piece catheter and the ALERT(R) System, including our ALERT(R) Companion II and ALERT(R) family of internal cardioversion catheters, ViewMate(R) intracardiac ultrasound catheter system and related disposable supplies.

          In 2003, we received the following product approvals or market clearances:

Product                                   Regulatory Body

ViewMate(R)                               FDA and European Notified Body

ALERT(R) Companion II energy source       FDA

ALERT(R) CS/RA catheter set               European Notified Body

ALERT(R) Deflectable CS catheter          European Notified Body

Integration of the EP-WorkMate(R)
with Boston Scientific's RPM(TM)
RealTime FDA Position Management
(TM) System                               FDA

          In 2004, we received market clearance from the FDA for our line of deflectable diagnostic catheters. A deflectable catheter allows the physician to deflect its tip to steer the catheter into certain vessels and areas of the heart, which would be difficult with a fixed curve catheter. In addition, we received FDA market clearance for our new EP-4(TM) Computerized Cardiac Stimulator. The EP-4(TM) is an improvement over our existing EP-3(TM) technology allowing for constant current, elimination of a battery and two or four channel stimulation. In September 2004, we received market clearance from the FDA for constant voltage as well as constant current stimulation. The EP-4(TM) stimulator can now be used for EP diagnostic studies and pacemaker implantation where measuring voltage thresholds is fundamental.

          Our core diagnostic product is the EP-WorkMate(R), a computerized electrophysiology workstation that monitors, displays and stores cardiac electrical activity and arrhythmia data. The EP-WorkMate(R) offers, among other features, display and storage of up to 192 intracardiac signals, real-time diagnosis, analysis and integration with our own proprietary systems, such as our EP-3(TM) and EP-4(TM) Stimulator, as well as with those of market leaders, such as the RPM(TM) RealTime Position Management(TM) navigation system and with other technologies and systems. Late in the third quarter of 2003, we received FDA market clearance to sell the EP-WorkMate(R) integrated with Boston Scientific Corporation's RPM(TM) RealTime Position Management(TM) System. This approval was the culmination of a strategic joint development project between Boston Scientific Corporation and EP Med. It is the only EP recording system on the market to integrate advanced recording and stimulation with anatomic modeling, advanced mapping and 3-D navigation features, allowing electrophysiology studies to be more efficient and user friendly. Both the EP-3(TM) and the EP-4(TM) Stimulators are computerized signal generators and processors which, when integrated with the EP-WorkMate(R), are used to stimulate the heart with electrical impulses in order to locate arrhythmia. During 2003, sales of our EP-WorkMate(R), the RPM(TM) RealTime Position Management(TM) System and our EP-3(TM) Stimulator accounted for approximately 86% of our total sales. We also market a line of diagnostic electrophysiology catheters for stimulation and sensing of electrical signals during electrophysiology studies, which represented approximately 5% of our total sales revenues in 2003.

          We have also developed a product for the treatment of atrial fibrillation known as the ALERT(R) System, which uses a patented electrode catheter to deliver measured, variable, low-energy electrical impulses directly to the inside of the heart to convert atrial fibrillation to a normal heart rhythm. We have obtained Class III Design Examination Certification from a European Notified Body allowing us to label the ALERT(R) System with a CE Mark, an international symbol of adherence to quality assurance standards, design reviews and hazard analysis, which permits us to sell the ALERT(R) System in the European Community. In September 2003, we received pre-market approval to sell the ALERT(R) Companion II in the United States. Sales of the ALERT(R) System and related catheters accounted for approximately 6% of our total sales revenues in 2003.

         We have also developed the ViewMate(R) intracardiac ultrasound catheter system including the ViewMate(R) ultrasound imaging console and ViewFlexTM intracardiac imaging catheters. These products offer high-resolution, real-time ultrasound capability designed to improve a physician or clinician's ability to visualize inside the chambers of the heart. We believe the ViewMate(R) Ultrasound System may play an important role for a broad range of potential applications in electrophysiology and cardiology. In April of 2003, we received CE approval to market the ViewMate(R) in Europe. In October 2003, we received FDA market clearance to sell the ViewMate(R) System in the United States. Sales of the ViewMate(R) system and related ViewFlex(TM) catheters accounted for approximately 3% of our total sales revenues in 2003.

         For additional information relating to our business, operations, properties and other matters, see the documents referred to in this prospectus under the section entitled "Where You Can Find More Information" and the information we incorporate by reference in this prospectus listed in the section entitled "Incorporation of Certain Documents by Reference."

CORPORATE INFORMATION

         We were incorporated in New Jersey in January 1993 and operate in a single industry segment. Our principal offices are located at 575 Route 73 North, Building D, West Berlin, New Jersey, 08091, and our telephone number is 856-753-8533. Our Internet address on the world wide web is www.epmedsystems.com.

COMMON STOCK

         Our common stock trades on The Nasdaq SmallCap Market under the symbol "EPMD."

                                  RISK FACTORS

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED BELOW BEFORE DECIDING TO INVEST IN OUR COMMON STOCK. AN INVESTMENT IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. THE RISKS AND UNCERTAINTIES DESCRIBED BELOW ARE NOT THE ONLY ONES WE FACE. ADDITIONAL RISKS AND UNCERTAINTIES NOT PRESENTLY KNOWN TO US OR THAT WE CURRENTLY DEEM IMMATERIAL MAY ALSO IMPAIR OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS. IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCUR, OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS COULD BE HARMED. IN THAT CASE, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE, AND YOU COULD LOSE ALL OR PART OF YOUR INVESTMENT. IN ASSESSING THESE RISKS, YOU SHOULD ALSO REFER TO THE OTHER INFORMATION INCLUDED OR INCORPORATED BY REFERENCE IN THIS PROPSECTUS, INCLUDING OUR FINANCIAL STATEMENTS AND THE NOTES THERETO.

I RISK FACTORS RELATING TO EP MEDSYSTEMS, INC. AND THE INDUSTRY IN WHICH WE OPERATE.

WE HAVE A HISTORY OF OPERATING LOSSES AND EXPECT FUTURE LOSSES.

          We were incorporated in January 1993 and completed the initial public offering of our common stock in June 1996. We have incurred substantial operating losses in each year since 1993, with aggregate losses of approximately $3,533,000 for the period from 1993 through 1995 and annual losses for the years since our initial public offering in the approximate amounts set forth below:

                    1996                        $1,571,000
                    1997                        $4,864,000
                    1998                        $4,511,000
                    1999                        $2,997,000
                    2000                        $4,634,000
                    2001                        $4,089,000
                    2002                        $5,048,000
                    2003                        $6,949,000

          At December 31, 2003, we had an accumulated deficit of approximately $38.2 million. Our net sales revenue did not cover our operating expenses of approximately $15.7 million for the year ended December 31, 2003. At December 31, 2002, we had an accumulated deficit of approximately $31.2 million. Our net sales revenue did not cover our operating expenses of approximately $17.7 million for the year ended December 31, 2002. We expect that our operating expenses will continue to exceed the revenues, and as such, we will likely continue to incur operating losses until revenue from sales of our products covers our costs.

WE MAY NEED ADDITIONAL FUNDS TO SUPPORT OPERATIONS AND MAY NEED TO REDUCE OPERATIONS, SELL STOCK OR ASSETS, OR MERGE WITH ANOTHER ENTITY TO CONTINUE OPERATIONS.

          Our operations to date have consumed substantial capital resources, and we will continue to expend substantial and increasing amounts of capital for research, product development and testing to establish commercial-scale manufacturing capabilities, and to market potential and approved products. Our future capital requirements will depend on many factors, including:

o        continued scientific progress in our research and development programs,

o        the size and complexity of our research and development programs,

o        the scope and results of testing and trials of our products,

o        the time and costs involved in applying for regulatory approvals,

o the costs involved in preparing, filing, prosecuting, maintaining and enforcing patent claims,

o        competing technological and market developments,

o our ability to establish and maintain collaborative research and d evelopment arrangements,

o        the cost of manufacturing scale-up and product commercialization, and

o        our ability to create an effective sales channel for our products, and

o        the costs of being a public company.

          We may need to raise additional funds. If we are not able to do so, we may not be able to fund our operations. We expect that our existing capital resources, including the capital previously raised through the sale of common stock and the issuance of convertible notes under our existing revolving credit facility, will be sufficient to fund our activities as currently planned for a period in excess of twelve months. However, in the event sales do not reach budgeted levels, the amounts expended by us for various purposes vary significantly from our estimates and/or we are unable to convert outstanding notes into shares of our common stock and borrow additional funds under our existing revolving credit facility, it is likely that our cash requirements will exceed current projections and that we will therefore need additional financing sooner than currently expected. In the future, it is possible that we will not have adequate resources to support our business activities.

          We may seek additional funding, including public and private financings. Our choice of financing alternatives may vary from time to time depending upon various factors, including the market price of our securities, conditions in the financial markets, and the interest of other entities in strategic transactions with us. There can be no guarantee that additional financing will be available on acceptable terms, whether through collaborative arrangement, issuance of securities, or otherwise. If adequate funds are not available, we may be required to delay, scale back or eliminate one or more of our research and development programs or obtain funds through arrangements with collaborative partners or others that require us to relinquish rights to certain technologies or potential products. Any such delay, scale back, partnership or similar arrangement could have a negative impact on our ability to develop products, or to achieve profitability if our products are brought to market. If we obtain additional funding through sales of securities, your investment in us will be diluted.

WE MAY NEED TO ESTABLISH COLLABORATIVE AGREEMENTS, AND THIS COULD HAVE A NEGATIVE EFFECT ON OUR FREEDOM TO OPERATE OUR BUSINESS OR PROFIT FULLY FROM SALES OF OUR PRODUCTS.

          We may seek to collaborate with other medical device companies to gain access to their research and development, manufacturing, marketing and financial resources. However, we may not be able to negotiate arrangements with any collaborative partners on acceptable terms. Any collaborative relationships that we enter into may include restrictions on our freedom to operate our business or to profit fully from the sales of our products.

          Once a collaborative arrangement is established, the collaborative partner may discontinue funding any particular program or may, either alone or with others, pursue alternative technologies for the diseases we are targeting. Competing products, developed by a collaborative partner or to which a collaborative partner has rights, may result in the collaborative partner withdrawing support as to all or a portion of our technology.

          Without collaborative arrangements, we must fund our own research and development activities, accelerating the depletion of our capital and requiring us to develop our own marketing capabilities. Therefore, if we are unable to establish and maintain collaborative arrangements, we could experience a material adverse effect on our ability to develop products and, once developed, to market them successfully.

OUR SUCCESS WILL DEPEND ON CONTINUED MARKET ACCEPTANCE OF THE EP-WORKMATE(R) AND MARKET ACCEPTANCE OF OUR EP-WORKMATE(R) INTEGRATED WITH RPM(TM), THE ALERT(R) SYSTEM AND VIEWMATE(R) PRODUCT OFFERINGS.

          Our ability to increase revenues over the next several years will depend on the continued market acceptance by electrophysiologists of one of our products, the EP-WorkMate(R) computerized monitoring and analysis workstation, and market acceptancE of our ALERT(R) System and ViewMate(R) product offerings. Sales of our EP-WorkMate(R), its integrated stimulator, EP-3(TM), anD Boston Scientific Corporation's ("BSC's") RPM(TM) RealTime Position Management(TM) system accounted for 86% of our sales in the year ENDed December 31, 2003. Because the EP-WorkMate(R) has a list price of approximately $150,000 with an integrated EP-4(TM) Stimulator, EACh sale of an EP-WorkMate(R) represents a relatively large percentage of our net sales. Decreased or flat sales or low market acceptancE of our EP-WorkMate(R) products or low market acceptance of our recently approved products could have a material adverse effect on ouR business, results of operations and financial condition.

WE ARE REQUIRED TO OBTAIN REGULATORY APPROVALS IN ORDER TO MANUFACTURE AND MARKET OUR PRODUCTS, AND OUR SUCCESS WILL DEPEND UPON OUR ABILITY TO OBTAIN THOSE APPROVALS.

          We plan to file with the FDA to sell the ALERT(R) CS/RA catheter product line in the United States in 2004. We will also bE seeking FDA approval and approval by a European Notified Body for various other products. Approval of these products by the FDA and European Notified Body is based upon, among other things, the results of clinical trials that demonstrate the safety and efficacy of such products. Our failure to obtain regulatory approval or the delay in the approval of these products from either regulatory body would have a material adverse effect on our sales, margins, business and financial condition.

ACCEPTANCE OF OUR PRODUCTS BY PHYSICIANS AND OTHER CLINICIANS IS CRITICAL TO OUR SUCCESS.

          Acceptance and use of our products by physicians and other clinicians is critical to our success. Physician and clinician acceptance will depend upon, among other things, substantial favorable clinical experience, advantages over alternative treatments, cost effectiveness and favorable reimbursement policies of third-party payors, such as insurance companies, Medicare and other governmental programs. Our failure to obtain physician and other clinician acceptance of our products would have a material adverse effect on our business, results of operations and financial condition.

WE ARE PRIMARILY ENGAGED IN THE SALE OF CAPITAL EQUIPMENT.

          Our products are generally categorized as capital goods and are subject to the budgetary cycles of our customers. This can cause fluctuations in our quarterly revenue as customers change their capital budgets based on available cash to pay for equipment.

OUR PROFITABILITY WILL DEPEND ON OUR ABILITY TO MANUFACTURE OUR PRODUCTS EFFICIENTLY AND ECONOMICALLY.

          Our profitability will depend on our ability to manufacture our products efficiently and economically. Our failure to obtain efficiency in our manufacturing processes will affect our profitability and could have a material adverse effect on our business, results of operations and financial condition.

WE HAVE LIMITED MANUFACTURING EXPERIENCE AND MANUFACTURING CAPACITY, WHICH MAY AFFECT OUR ABILITY TO PRODUCE COMMERCIALLY VIABLE PRODUCTS IN SUFFICIENT QUANTITIES.

          We have limited experience in manufacturing our catheter products generally, and specifically, we have limited experience manufacturing all of our products in volumes necessary for us to achieve commercial profitability. We may not be able to establish or maintain reliable, high-volume, cost-effective manufacturing capacity, which is critical to our future profitability. We have entered into agreements to outsource a significant portion of the manufacturing of our catheter products for sale in the United States and other countries. Increasing or changing of our manufacturing capacity or sources through these and other outsourcing arrangements may make it more difficult for us to:

o        maintain quality control and assurance,

o        maintain adequate component supplies,

o        comply with FDA regulations, and

o        seek additional regulatory approval on new manufacturing processes.

          We cannot assure you that we will be able to successfully manufacture our products in volumes sufficient for us to be profitable or that we can successfully increase our manufacturing capacity.

WE DEPEND ON THIRD-PARTY SOURCES TO MANUFACTURE CERTAIN OF OUR PRODUCTS AND CRITICAL COMPONENTS FOR OUR PRODUCTS.

          We rely on third-party sources to manufacture our EP-4(TM) Stimulators and critical components for the ViewMate(R) and ITs VewFlex(TM) catheter, ALERT(R) Companion and EP-WorkMate(R). In connection with our migration from the EP-3(TM) Stimulator platfoRM to the EP-4(TM) Computerized Cardiac Stimulator platform, we changed our third-party manufacturing source. Any interruption by theSE third-party sources in the supply of such products or components, as a result of any failure to obtain necessary regulatory approvals or other events relating to the performance of any third party source, would have a material adverse effect on our ability to deliver those products or the products in which such components are used and could materially adversely impact our sales and gross margins. If any interruption were to occur, we may not be able to reach an acceptable arrangement with an alternative source of supply on a timely basis. Our failure to find alternative manufacturing sources could have a material adverse effect on our business, results of operations and financial condition.

OUR SUCCESS DEPENDS IN PART ON OUR ABILITY TO KEEP PACE WITH TECHNOLOGICAL DEVELOPMENTS AND MARKETPLACE CHANGES.

          The electrophysiology market is characterized by rapidly changing technology, new products and industry standards. Accordingly, our ability to compete depends on our ability to develop new products and improve existing ones to keep pace with technological and marketplace changes. The research and development necessary for new products and for product refinements can take longer and require greater expenditures than we expect, and our efforts may not be successful. Moreover, any new products or refinements to existing products may not be accepted by physicians or patients. If we are unable to successfully respond to technological developments or changes in the marketplace in which we compete, our business, financial condition and prospects may be materially adversely affected.

OUR PATENTS AND PROPRIETARY RIGHTS MIGHT NOT PROVIDE SUFFICIENT PROTECTION.

          Our success and ability to compete in the electrophysiology marketplace depends on our ability to protect our patents, proprietary technology and other intellectual property. We have acquired, and will continue to seek to acquire, patents, and we have entered into license agreements to obtain rights, including patent rights, of third parties that we consider important to our business. Patents might not be issued on our patent applications and applications for which we have acquired licenses. Further, if those patents are issued, they may not be of sufficient scope and strength to provide us with meaningful protection or commercial advantage. Additionally, these patents may be challenged, invalidated or circumvented in the future. Moreover, our competitors, many of whom have substantial resources and have made substantial investments in competing technologies, may presently have or may seek patents that will prevent, limit or interfere with our ability to make, use or sell our products in the United States and other countries.

          In addition to patents, we rely on a combination of trade secrets, copyrights and trademarks to protect our intellectual property rights. For example, our software (which is an integrated component in the EP-WorkMate(R), EP-3(TM) Stimulator and EP-4(TM) Stimulator) is copyrighted, however, existing copyright laws offer only limited practical protection from misappropriation. Our competitors may independently develop substantially equivalent proprietary technology.

INTELLECTUAL PROPERTY LITIGATION COULD HARM OUR BUSINESS.

          We have not received any notices alleging any infringement by us of any other party's patents or intellectual property. However, from time to time we have received communications from third parties relating to rights to technology that may be related to technology included in products offered by us. In the future, we may receive similar or other communications from third parties asserting that a product offered by us, or an aspect of our business, infringes a patent held by the third party. With respect to those third party communications previously received by us, we believe, after having consulted with counsel, that either (i) our rights to such technology are established,
(ii) we have meritorious defenses, (iii) based on license terms previously offered to us or typically available in the industry, we can obtain any necessary licenses on commercially reasonable terms, or (iv) we can modify our products to avoid such rights, but if this not the case, we may be sued and assessed damages for past infringement. Those licenses may not be available on commercially reasonable terms, or at all. In addition, there can be no assurance that current and potential competitors have not filed, or in the future will not file, applications or apply for patents or additional proprietary rights relating to devices, apparatus, products, materials or processes used or proposed to be used by us.

          Litigation over infringement claims is frequent in the medical device industry. We may have to defend against third party intellectual property claims or litigate against third parties that are infringing on our patents or other intellectual property rights. Any intellectual property litigation, with or without merit, would be time consuming and costly. The result of such litigation could cause us to cancel or delay shipments of any products found to be employing another party's intellectual property rights, require us to develop alternative technology or require us to enter into costly royalty or licensing agreements. Further, if necessary licenses are not available to us on satisfactory terms, we may not be able to redesign our products or processes to avoid any alleged infringement of a third party's intellectual property rights. Accordingly, we could be prevented from manufacturing and selling some of our products.

          Litigation to defend against third party patents and other intellectual property claims and litigation initiated by us to protect our patents and other intellectual property rights may be costly for us and time consuming to our management. Such costs may be prohibitive and may affect our ability to defend against or initiate patent and other intellectual property claims. In addition, any litigation of this type might require our management to focus on matters outside of the day-to-day operations of our business. Our inability to defend against any type of intellectual property claim or protect our own intellectual property may have a material adverse effect on our business, results of operations and financial condition.

IF WE ARE UNABLE TO PAY ROYALTIES, WE MAY LOSE OUR RIGHTS TO USE CERTAIN IMPORTANT TECHNOLOGY.

          We have entered into several technology agreements which require us to pay royalties, including, in some cases, minimum annual royalties. If we do not pay these royalties, we may be in breach of our technology agreements and could lose the rights granted to us under these agreements. The loss of these rights would affect our ability to make, market and sell the ALERT(R) producT line, the RPM(TM) product line, and the SilverFlex(R) product line, which could have a material adverse affect on our business, resultS Of operations, financial condition and prospects.

WE FACE SIGNIFICANT COMPETITION, AND MANY OF OUR COMPETITORS HAVE GREATER FINANCIAL, MARKETING AND OTHER RESOURCES THAN WE DO, WHICH MAY AFFECT OUR FUTURE SUCCESS.

          The medical device market, particularly in the area of electrophysiology products, is highly competitive and is characterized by rapid product development and technological change. Many of our competitors have access to significantly greater financial, marketing and other resources than we do. The greater resources of our competitors could enable them to develop competing products more quickly so as to make it difficult for us to develop a share of the market for these products. By having greater resources, our competitors may also be able to respond more quickly to technology changes in the marketplace and may be able to obtain regulatory approval for products more quickly than we can. Our future success will depend on our ability to remain competitive with other developers of medical devices and therapies.

Our primary competitors in the production of catheters and disposable accessories are C.R. Bard Inc., EP Technologies, Inc. (a subsidiary of Boston Scientific Corporation), Medtronic, Inc., Biosense Webster, Inc. (a subsidiary of Johnson & Johnson, Inc.) and Daig Corporation (a subsidiary of St. Jude Medical, Inc.). In the computerized electrophysiology workstation and electrophysiology stimulator market, our main competitors are Marquette-Prucka (a division of General Electric) and C.R. Bard Inc. For intracardiac ultrasound we compete with Acuson, a division of Siemans Medical Solutions.

THIRD-PARTY REIMBURSEMENT MIGHT BE DENIED, MIGHT ULTIMATELY BE AT LEVELS WHICH EFFECTIVELY REDUCE OUR PRICES, OR MIGHT BE UNAVAILABLE FOR SOME OF OUR PRODUCTS, AND WE MAY NOT EARN AS MUCH INCOME FROM THE SALE OF OUR PRODUCTS AS WE CURRENTLY ANTICIPATE.

          Our products are generally purchased by physicians or medical institutions. In the United States, third-party payors, such as Medicare, Medicaid and private insurers, are billed for the healthcare services provided to patients using those products. Similar reimbursement arrangements exist in several European countries. Third-party payors are increasingly challenging the prices charged for medical products and services and are putting pressure on medical equipment suppliers to reduce prices. Certain procedures involving the EP-WorkMate(R), our EP-3(TM) Stimulator, our EP-4(TM) Stimulator, our ALERT(R) System product line and our VIEwFlex(TM) catheters currently are eligible for reimbursement at varying levels of reimbursement, some of which will need to increase for us to continue to increase revenues. Maintaining and increasing levels of third-party payor reimbursement will likely be tied to economic benefits realized through use of our products and patient outcomes and resulting market acceptance of those products. We cannot assure you that significant economic benefits from the use of our products can or will be realized or that patient outcomes from the use of our products will be significantly improved. In addition, changes in FDA regulations or in third-party payor policies could limit or reduce reimbursement or make reimbursement unavailable for procedures using our products. In any of those events, or if third-party reimbursement does not become available for products we may develop in the future, our business, results of operations and financial condition could be materially adversely affected.

THE SUCCESS OF OUR BUSINESS IS DEPENDENT ON OUR KEY PERSONNEL AND THE LOSS OF ANY OF THESE PERSONNEL COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS, RESULTS OF OPERATIONS AND FINANCIAL CONDITION.

          The success of our business is dependent, to a significant extent, upon the abilities and continued efforts of our senior management team, including Reinhard Schmidt, our President, Chief Executive Officer and a member of our board of directors. Our success also depends upon certain of our research and development and other scientific personnel. We have an employment contract with Mr. Schmidt, but none of our other executive officers or key scientific personnel currently has an employment agreement with us. We currently maintain key-man life insurance on our President and Chief Executive Officer and Vice President of Engineering, but there can be no assurance that this policy will be maintained or renewed. The loss of any of these persons and the inability to quickly attract replacements for these key personnel could have a material adverse effect on our business, results of operations and financial condition.

WE MIGHT NOT BE ABLE TO ATTRACT, MANAGE AND RETAIN OUR SALES FORCE AND THIRD-PARTY DISTRIBUTORS, WHICH MAY AFFECT OUR ABILITY TO PROMOTE AND SELL OUR PRODUCTS.

          We utilize our own direct sales and marketing force to sell and promote our products in the United States and France. We might not be able to continue to attract, manage and retain a qualified sales and marketing force who can successfully promote our products, which could materially adversely affect our business, results of operations and financial condition.

          We generate sales throughout the rest of the world through a distribution network. While we do not consider any one distributor to be material to our business, we might not be able to replace existing distributors on a timely basis if present relationships are terminated. Further, we might not be able to make arrangements with new distributors to access new international markets. If our current or future distributors are not successful in actively and effectively marketing our products, it could have a material adverse effect on our business and prospects.

OUR BUSINESS COULD BE SUBJECT TO PRODUCT LIABILITY CLAIMS, WHICH, IF SUCCESSFUL, COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS AND FINANCIAL CONDITION.

          We face an inherent business risk of exposure to product liability and other claims and lawsuits in the event that our technologies or products are alleged to have resulted in adverse effects. We may not be able to avoid significant liability exposure as our products are highly complex and some are or will be used in relatively new medical procedures and in situations where there is a potential risk of serious injury, adverse side effects or death. In addition, misuse of these products, including the misuse or reuse of our catheters, may increase the risk of a patient experiencing adverse effects and, as a result, the risk of product liability claims.

          We may not have sufficient insurance coverage, and we may not be able to obtain sufficient coverage at a reasonable cost. We currently maintain product liability insurance with coverage limits of $5,000,000 per occurrence and $5,000,000 in the aggregate per year. This insurance is expensive and may not be available to us in the future. An inability to obtain or maintain product liability insurance at acceptable costs or to otherwise protect against potential product liability claims could prevent or inhibit the commercialization of some or all of our products. A successful claim against us or settlement by us in excess of our insurance coverage or our inability to maintain insurance, could have a material adverse effect on our business, results of operations and financial condition.

WE ARE SUBJECT TO RISKS ASSOCIATED WITH SALES IN MULTIPLE COUNTRIES.

          We derive a significant portion of our revenues from sources outside the United States. In 2003 and 2002, approximately 41% and 37%, respectively, of our net sales were derived from sales outside the United States. We expect international sales will continue to represent a significant percentage of our total sales. We sell our products in the countries of the European Union and in Japan, Turkey, Saudi Arabia and China, among others. While we attempt to mitigate risks associated with international sales, as a result of the significant portion of our revenues derived from such international sales, we are subject to associated risks, including:

o export license requirements and unauthorized re-export of our products to non-U.S. approved jurisdictions;

o currency devaluations and fluctuations in currency exchange rates, particularly in Europe in connection with the euro and pounds sterling;

o       imposition of, or increases in, customs duties and other tariffs;

o       inability to definitively determine or satisfy legal requirements;

o       inability to effectively enforce contract or legal rights;

o inability to obtain complete financial and other information under local legal, judicial, regulatory, disclosure and other systems;

o       unexpected changes in regulatory requirements;

o nationalization and other risks, which could result from a change in government or other political, social or economic instability;

o       extended collection periods for accounts receivable;

o       potentially inadequate protections of intellectual property rights;

o       restrictions on repatriation of earnings; and

o the effects of terrorism, wars or other geopolitical events which, directly or indirectly, impact the demands for products manufactured or sold by United States' companies or the global economy generally.

         These risks could have a material adverse effect on our ability to maintain and expand foreign sales. Our failure to maintain and expand foreign sales would have a material adverse effect on our business, results of operations and financial condition.

OUR BUSINESS AND FINANCIAL CONDITION ARE SUBJECT TO VARIOUS RISKS AND UNCERTAINTIES ARISING FROM DOMESTIC AND INTERNATIONAL LAWS AND REGULATIONS.

          UNITED STATES. In the United States, the development, testing, manufacture, labeling, marketing, promotion and sale of medical devices is regulated principally by the FDA under the Federal Food, Drug and Cosmetic Act. The FDA has broad discretion in enforcing compliance with that statute and its regulations. Our ability to continue to sell our products commercially is subject to continuing FDA oversight of the on-going design, manufacturing, packaging, labeling, storage and quality of our medical devices. While we believe we are currently in full compliance with the FDA, we are subject to additional inspections by the FDA and cannot assure you that we will be in full compliance during any future FDA inspections, particularly with respect to facilities maintained by any third party with which we have an agreement to manufacture our catheters or components of our other products. Noncompliance can result in fines, injunctions, civil penalties, recall or seizure of products, total or partial suspension of production, failure to grant pre-market clearance or pre-market approval for devices, withdrawal of marketing approvals and criminal prosecution, any of which could have a material adverse effect on our business, results of operations and financial condition.

          INTERNATIONAL. In order for us to market our products in Europe and certain other foreign jurisdictions, we must obtain required regulatory approvals and clearances and otherwise comply with extensive regulations regarding safety and manufacturing processes and quality. These regulations, including the requirements for approvals or clearance to market and the time required for regulatory review, vary from country to country. Foreign countries also often have extensive regulations regarding safety, manufacturing processes and quality that differ from those in the United States and must be met in order to continue sale of a product within that country. We may not be able to obtain regulatory approvals in such countries or we may be required to incur significant costs in obtaining or maintaining our foreign regulatory approvals. Failure to obtain approvals or delays in the receipt of approvals to market our products and/or failure to maintain the approvals we currently have and those which we may receive in the future would have a material adverse effect on our business, results of operations, financial condition and prospects. Presently, we are permitted to sell some of our products in countries that are members of the European Union. We cannot be sure that we will be successful in maintaining that permission.

WE ARE SUBJECT TO NEW CORPORATE GOVERNANCE REQUIREMENTS, AND OUR COSTS RELATED TO COMPLIANCE WITH, OR OUR FAILURE TO COMPLY WITH, EXISTING AND FUTURE REQUIREMENTS COULD ADVERSELY AFFECT OUR BUSINESS.

         We face new corporate governance requirements under the Sarbanes-Oxley Act of 2002, as well as new rules and regulations subsequently adopted by the SEC, the Public Company Accounting Oversight Board and NASDAQ. These laws, rules and regulations continue to evolve and may become increasingly stringent in the future. In particular, we will be required to include the management and auditor reports on internal control as part of our annual report for the year ended December 31, 2005 pursuant to Section 404 of the Sarbanes-Oxley Act. We are in the process of evaluating and implementing our disclosure controls structure to provide reasonable assurance that our public disclosure would be accurate and complete and to help ensure that we will be able to comply with Section 404 of the Sarbanes-Oxley Act. However, due to the inherent limitations of control systems, we cannot assure you that we will be able to fully comply with these laws, rules and regulations. Our failure to comply with these laws, rules and regulations may materially adversely affect our reputation, our financial condition and the value of our securities.

         In addition, we expect that these laws, rules and regulations will increase our legal and financial compliance costs and make certain corporate governance activities more difficult, time-consuming and costly. We also expect that these new requirements may make it more difficult and expensive for us to obtain director and officer liability insurance.


II. RISK FACTORS RELATED SPECIFICALLY TO OUR EQUITY SECURITIES AND SIGNIFICANT SHAREHOLDERS

OUR PRINCIPAL SHAREHOLDERS HAVE THE ABILITY TO CONTROL US AND THEIR INTERESTS MAY, AT TIMES, CONFLICT WITH THE INTERESTS OF OUR OTHER SHAREHOLDERS.

          As a result of our prior private placement financings, we have shareholders who hold a large percentage of our outstanding shares of common stock. David Jenkins, our Chairman of the Board, beneficially owns, either directly or indirectly through entities in which he has ownership, approximately 3,357,400 shares of our common stock, or 14% of the outstanding shares of our common stock, assuming currently exercisable warrants held directly or indirectly by him are fully exercised. Abhijeet Lele, one of our directors, beneficially owns, either directly or indirectly through limited partnerships of which he has management control, approximately 2,684,946 shares of our common stock, or 11% of the outstanding shares of our common stock, assuming currently exercisable warrants held directly or indirectly by him are fully exercised. To the extent that these shareholders exercise their voting rights in concert, they may have the ability to appoint new management and to control the outcome of matters submitted to a vote of the holders of our common stock. In addition, because our certificate of incorporation does not provide for cumulative voting with respect to election of directors, these shareholders and their affiliates may be able to control the election of members of our board. The interests of these equity holders may at times conflict with the interests of our other shareholders.

OUR COMMON STOCK PRICE IS VOLATILE AND MAY DECLINE EVEN IF OUR BUSINESS IS DOING WELL.

          The market price of our common stock has been, and is likely to continue to be, highly volatile. Market prices for securities of medical device companies, including ours, have historically been highly volatile, and the market has from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. The following factors can have a significant effect on the market price of our common stock:

o announcements of technological innovations or new products by us or others,

o        clinical trial results,

o        developments concerning agreements with collaborators,

o        government regulation,

o        developments in patent or other proprietary rights,

o public concern as to the safety of electrophysiology products developed by us or others,

o future sales of substantial amounts of our common stock by existing shareholders, and

o        comments by securities analysts and general market conditions.

          The realization of any of the risks described in these "Risk Factors" could have a negative affect on the market price of our common stock.

OUR COMMON STOCK TRADES ON THE NASDAQ SMALLCAP MARKET QUOTATION SYSTEM. IN THE FUTURE, OUR COMMON STOCK MAY BE REMOVED FROM LISTING ON THE NASDAQ SMALLCAP MARKET QUOTATION SYSTEM AND MAY NOT QUALIFY FOR LISTING ON ANY STOCK EXCHANGE, IN WHICH CASE IT MAY BE DIFFICULT TO FIND A MARKET IN OUR COMMON STOCK.

          Our securities trade on The Nasdaq SmallCap Market. Nasdaq has several requirements for companies to meet for continued listing, including minimum stockholders' equity. If we fail to demonstrate compliance with all requirements for continued listing on The Nasdaq SmallCap Market, our common stock could be delisted from The Nasdaq SmallCap Market. There can be no assurance that we will satisfy the requirements for continued listing on The Nasdaq SmallCap Market.

          If our common stock is no longer traded on The Nasdaq SmallCap Market, it may be more difficult for you to sell shares that you own, and the price of our common stock may be negatively affected. As a result, there is a risk that holders of our common stock may not be able to obtain accurate price quotes or be able to correctly assess the market price of our common stock. Increases in volatility could also make it more difficult to pledge shares of our common stock as collateral, if holders sought to do so, because a lender might be unable to accurately value our common stock.

          If we fail to maintain our listing on The Nasdaq SmallCap Market for any reason, our common stock will be traded on the Nasdaq's Over the Counter Bulletin Board ("OTCBB") or may be considered a penny stock under regulations of the SEC and trade on the "pink sheets", each of which would impose additional sales practice requirements on broker-dealers who buy and sell our securities. The additional burdens imposed upon broker-dealers by these requirements could discourage broker-dealers from effecting transactions in our common stock, which could severely limit the market liquidity of our common stock and your ability to sell our securities in the secondary market. This also could limit our ability to raise additional financing.

FUTURE SALES OF OUR COMMON STOCK BY EXISTING SHAREHOLDERS COULD NEGATIVELY AFFECT THE MARKET PRICE OF OUR COMMON STOCK AND MAKE IT MORE DIFFICULT FOR US TO SELL SHARES OF OUR COMMON STOCK IN THE FUTURE.

          Sales of our common stock in the public market, or the perception that such sales could occur, could result in a drop in the market price of our securities and make it more difficult for us to complete future equity financings. We have outstanding the following shares of common stock:

o Approximately 23,524,000 shares of common stock are either freely tradeable in the public markets or are eligible for sale in the public markets.

o As of October 20, 2004, there are an aggregate of approximately 1,791,000 shares of common stock that may be issued on the exercise of outstanding stock options granted under our 1995 Long Term Incentive Plan, our 1995 Director Option Plan, our 2002 Stock Option Plan, and other agreements pursuant to which nonqualified options were granted at a weighted average exercise price of $2.56 per share.

o As of October 20, 2004, there are an aggregate of approximately 1,602,000 shares of common stock that may be issued on the exercise of outstanding warrants.

o We have in effect a registration statement under the Securities Act registering approximately 1,148,000 shares of common stock which may be issued upon conversion of a secured convertible note pursuant to our existing revolving credit facility.

          We cannot estimate the number of shares of common stock that may actually be resold in the public market since this will depend upon the market price for the common stock, the individual circumstances of the sellers and other factors. We also have a number of shareholders, including one of the selling securityholders named in this prospectus, that own significant blocks of our common stock. Such concentration of ownership could affect the liquidity of our common stock and have an adverse effect on the price of our common stock. If these securityholders sell large portions of their holdings in a relatively short time, for liquidity or other reasons, the market price of our common stock could drop significantly.

POTENTIAL ISSUANCE OF PREFERRED STOCK MAY DELAY, DEFER OR PREVENT CORPORATE TAKEOVER.

          The board of directors has the authority to issue up to 5,000,000 shares of undesignated preferred stock and to determine the rights, preferences, privileges and restrictions of such shares without any further vote or action by the shareholders. The board of directors, without shareholder approval, can issue preferred stock with voting and conversion rights, which could adversely affect the voting power of the holders of our common stock. Currently, 373,779 shares of our Series A Convertible Preferred Stock are outstanding and are owned by Medtronic, Inc. ("Medtronic"). Those shares are currently convertible, at our or Medtronic's option, into 387,946 shares of common stock. With certain customary exceptions, the number of shares of our common stock that may be received by the holder upon conversion of those preferred shares may be increased based on a customary weighted-average anti-dilution formula if we issue or sell shares of our common stock, or securities convertible or exercisable for shares of our common stock, at a price that is less than $1.715 per share. We have no present intention to issue additional shares of preferred stock. The potential future issuance of preferred stock under certain circumstances may have the effect of delaying, deferring or preventing a change in control of us or otherwise adversely affecting the rights of the holders of common stock.

OUR CERTIFICATE OF INCORPORATION DOES NOT PROVIDE FOR CUMULATIVE VOTING, WHICH COULD DELAY OR PREVENT A CHANGE OF CONTROL.

          Our certificate of incorporation does not provide for cumulative voting with respect to the election of directors, but does provide for staggered elections of our board of directors. As a result, shareholders who have large holdings of our common stock may be able to control the election of members of our board, which may have the effect of delaying or preventing a change in control of us, including transactions in which our shareholders might otherwise receive a premium for their shares over current market prices.

                           FORWARD-LOOKING STATEMENTS

         We have made forward-looking statements in this prospectus that are based on our management's beliefs and assumptions and on information currently available to our management. Forward-looking statements include information concerning our possible or assumed future results of operations and statements preceded by, followed by or including the words "believes," "expects," "anticipates," "intends," "plans," "estimates" or similar expressions.

         Forward-looking statements involve risks, uncertainties and assumptions. Actual results may differ materially from those expressed in these forward-looking statements. You are cautioned not to put undue reliance on any forward-looking statements. Except as may be required by law, we do not have any intention or obligation to update forward-looking statements after we distribute this prospectus. These statements appear in a number of places in this prospectus and include statements regarding our intentions, plans, strategies, beliefs or current expectations and those of our directors or our officers with respect to, among other things:

o        our financial prospects,

o        our financing plans,

o        trends affecting our financial condition or operating results,

o        our expectations relating to product approvals,

o our strategies for growth, operations, and product development and commercialization, and

o        conditions or trends in or factors affecting the medical device market.

You should understand that a number of factors could cause our results to differ materially from those expressed in the forward-looking statements. The information incorporated by reference or provided in this prospectus identifies important factors that could cause these differences. Those factors include, among others, the high cost and uncertainty of technology and electrophysiology product development, which can result in loss of profitability and long delays in getting our products to market.

                                 USE OF PROCEEDS

         We will not receive any of the proceeds from the resale of the shares of our common stock offered by this prospectus. All proceeds from the sale of these shares will be solely for the accounts of the selling securityholders. If the options are exercised by the selling securityholder who holds the options referenced in this prospectus or any subsequent transferee of the options, we will receive an amount equal to the exercise price for each share received upon the exercise of the options. The net proceeds will be used for working capital and/or general corporate purposes.

                              SELLING STOCKHOLDERS

         The following table identifies the selling stockholders and sets forth information regarding the number of shares of our common stock (1) beneficially owned by each selling stockholder as of October 26, 2004, (2) each selling stockholder or its nominee may sell pursuant to this prospectus, and (3) beneficially owned by each selling stockholder after this offering (assuming the sale of all shares offered under this prospectus). This information has been obtained from the selling stockholders. Since the date on which the selling stockholders provided us with the information below, the selling stockholder may have sold, transferred or otherwise disposed of some or all of their shares of common stock in transactions exempt from the registration requirements of the Securities Act of 1933, as amended. The shares of our common stock offered by this prospectus are being registered to permit public secondary trading of those shares which the selling stockholders may offer for resale from time to time. Because the selling stockholders may sell all or some of those shares offered by this prospectus, no estimate can be given as to the number of shares that will be held by the selling stockholders upon termination of this offering. For purposes of compiling this table, we have assumed that all of the selling security holders will sell all of the shares offered hereby.

         The information in the table is as of the date of this prospectus.


                                        STOCK BENEFICIALLY OWNED          STOCK            STOCK BENEFICIALLY OWNED
                                        PRIOR TO THE OFFERING (1)      OFFERED BY            AFTER THE OFFERING
SELLING SECURITYHOLDERS                   STOCK      PERCENT (2)      THIS PROSPECTUS        STOCK       PERCENT (2)
-----------------------                   -----      --------         ---------------        -----       --------
Dr. Sanjeev Saksena(3)                    60,000         *                60,000              0              *

C. Bryan Byrd(4)                          32,000         *                10,000              0              *

Laurus Master Fund, Ltd. (5)           1,372,628        5.8%             293,628           1,079,000       4.6%

-----------------

* Represents beneficial ownership of less than 1% of the outstanding shares of our common stock.
(1) Beneficial ownership is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, as amended.
(2) Percentages are computed on the basis of 23,524,316 shares of common stock issued and outstanding as of October 20, 2004.
(3) Dr. Sanjeev Saksena has served as a Senior Medical Advisor to us since May 21, 2004. The shares being offered by this prospectus were issued in connection with Dr. Saksena's Senior Medical Advisor Consulting Agreement, dated as of May 21, 2004, and are being registered at the request of Dr. Saksena. They represent 10,000 shares of

                                       19


     our common stock which are currently issued and outstanding, and 50,000 shares issuable upon the exercise of non-qualified stock options granted to Dr. Saksena. 10,000 of the options were granted to Dr. Saksena pursuant to the terms of our 2002 Stock Option Plan, vest one year from the date of the Consulting Agreement and have an exercise price of $3.03 per share, which was not less than the fair market value of our common stock on the date of the grant. The remaining 40,000 options were granted to Dr. Saksena pursuant to the terms of our 1995 Long Term Incentive Plan, vest in equal installments over five years beginning on July 22, 2004 and have an exercise price of $3.15 per share, which was not less than the fair market value of our common stock on the date of the grant.
(4) C. Bryan Byrd has been our Vice President of Engineering since 1993. The shares being offered by this prospectus are currently issued and outstanding and were acquired by Mr. Byrd upon the exercise of a non-qualified stock option on May 26, 2004. They are being registered at the request of Mr. Byrd.
(5) The shares being offered by this prospectus represent 293,628 shares of our common stock issuable to Laurus Master Fund, Ltd. upon conversion of a portion of a $4,000,000 secured promissory note issued to Laurus as part of a financing transaction entered into by us with Laurus on August 28, 2003. The shares are being registered hereunder pursuant to requirements of a Registration Rights Agreement entered into between us and Laurus in connection with that transaction. Pursuant to the terms of the financing transaction, subject to other certain volume and price requirements, we can convert a portion of the secured convertible note into shares of our common stock offered by the prospectus following the effective date of the registration statement of which this prospectus is a part, at a price equal to $2.55 per share, if our share price has met or exceeded $3.06 for eleven
     (11) consecutive days. Laurus likewise can convert, subject to certain share ownership limitations, a portion of the $4,000,000 secured convertible note into shares of our common stock, including those offered by the prospectus, at any time, at a price equal to $2.55 per share. The limitations and adjustment mechanics relating to those conversions are described below. Laurus Capital Management, LLC may be deemed a control person of the shares owned by Laurus Master Fund, Ltd. David Grin and Eugene Grin are the sole managing members of Laurus Capital Management, LLC.

            DESCRIPTION OF THE TERMS OF THE SECURED CONVERTIBLE NOTES

         On August 28, 2003, we issued a Secured Convertible Note (the "Convertible Note") to Laurus Master Fund, Ltd. ("Laurus") and entered into a related Security Agreement with Laurus, pursuant to which Laurus provided us with a $4,000,000 revolving asset-based credit facility in the form of a three-year Convertible Note secured by the accounts receivable, inventory, real property and other assets of EP Medsystems, other than intellectual property.

         At the closing of this transaction, we issued the Convertible Note to Laurus having a principal amount of $4,000,000 and received net proceeds of $2,661,600. The remaining $1,000,000 has been funded by Laurus and is expected to be available to us upon the fulfillment of certain customary requirements associated with documenting Laurus' security interest in our real property. The balance of the proceeds was used to pay fees incurred in connection with this transaction. In addition, we paid a portion of the fees payable to a finder, Biscayne Capital Markets, Inc. ("Biscayne") in shares of our Common Stock having a market value on the date of closing of this transaction equal to $100,000. The net proceeds of the Convertible Note have been used by us for working capital purposes and payment of outstanding debt, and will, in the future, be used for working capital and general corporate purposes.

         The portion of the Convertible Note against which Laurus advances funds based on our accounts receivable bears interest at the prime rate, with a floor of 4%, and the balance (the "Advance Amounts") bears interest at the prime rate plus 2%. One half of Advance Amounts outstanding the date of the closing (approximately $778,000 as of September 30, 2004) is required to be repaid on or before February 28, 2005. The remaining balance of the Advance Amounts outstanding the date of the closing is required to be repaid on or before August 28, 2006. The credit facility may be extended by us, subject to certain rights of cancellation by Laurus, on a year-by-year basis, commencing August 28, 2006. We may repay, in cash, without penalty, up to $500,000 of the Convertible Note in any one calendar year, plus all Advance Amounts.

         Subject to certain volume limitations and other conditions, all or a portion of the Convertible Note is convertible at a conversion price of $2.55 per share (the "Fixed Conversion Price") into shares of our common stock at our option if the market price of our common stock reaches a level, for 11 consecutive trading days, which is above 120% of $2.55, which is a price that was greater than the market price of our common stock on the date of Closing. Subject to certain volume limitations and other conditions, Laurus has the option to convert all or a portion of the Convertible Note into shares of our common stock at the Fixed Conversion Price.

         Following the conversion into our common stock by us and/or by Laurus of an aggregate of $2,000,000 of the principal amount of the Convertible Note (a "Conversion Event"), the Fixed Conversion Price will be adjusted upward to a price which is 115% of the average of the closing price of our common stock for the three trading days prior to the Conversion Event. Subject to certain limitations, including the repayment obligations with respect to Advance Amounts described above, the dollar amounts of the Convertible Note converted may be reborrowed.

         The Fixed Conversion Price is subject to adjustment, with customary exceptions and on a weighted-average basis, in connection with sales of the Company's securities below the Fixed Conversion Price then in effect, and is also subject to adjustment for stock splits, combinations, stock dividends and similar events.

        As part of the credit facility transaction, we entered into a registration rights agreement with Laurus relating to the shares of our common stock offered for resale pursuant to this prospectus. In this registration rights agreement, we agreed to file a registration statement with the SEC, not later than 60 days following the funding by the Purchaser of the Loans on the initial funding date, which was August 28, 2003, covering 1,500,000 shares of our common stock issuable to Laurus upon conversion of the Convertible Note and related warrants to purchase shares of our common stock. That registration statement was filed on October 28, 2003. We also agreed to file a second registration statement (of which this prospectus is a part) for the remainder of the shares issuable to Laurus (approximately 293,628 shares) on the date which is no later than 60 days following the earlier to occur of (i) the date which is twelve months from the date of the agreement (which date has been extended by agreement to November 5, 2004) and (ii) that date on which the debt evidenced by one or more Convertible Notes has been converted into at least 1,250,000 shares of the Company's common stock (the "Filing Date Deadline"). We also agreed to use our best efforts to cause the registration statement (of which this prospectus is a part) to be declared effective within 90 days from the Filing Date Deadline; and to keep the registration statement (of which this prospectus is a part) effective until the earlier of (a) the date when all of the shares of our common stock offered for resale pursuant to this prospectus registered hereunder have been sold, and (b) the date that all shares of our common stock offered for resale pursuant to this prospectus may be immediately sold without restriction and without registration under the Securities Act.

         Subject to the next sentence, (1) if we fail to file the registration statement (of which this prospectus is a part) with the SEC on or prior to the 60th day after August 28, 2004 to register shares issuable upon conversion of the Convertible Note or (2) if the registration statement (of which this prospectus is a part) is not declared effective by the SEC on or prior to the 90th day after the Filing Date Deadline (each of clause (1) and (2) are referred to in this section as a "Registration Default"), then we will be required to pay liquidated damages to the holders of the Secured Convertible Notes. Pursuant to the terms of the Agreement, we agreed to pay to each selling securityholder named herein (and their permitted transferees) liquidated damages in an amount equal to 2.0% of the principal amount of the Convertible Note outstanding for each 30-day period or portion thereof following the Registration Default until the applicable Registration Default has been cured.

               DESCRIPTION OF THE TERMS OF THE DR. SASKENA OPTIONS

         Dr. Sanjeev Saksena has served as a Senior Medical Advisor of the Company since May 21, 2004. In connection with Dr. Saksena's Senior Medical Advisor Consulting Agreement, dated as of May 21, 2004, we issued 10,000 shares of our common stock to Dr. Saksena and granted non-qualified stock options to purchase 50,000 shares of our common stock to Dr. Saksena. 10,000 of the options were granted to Dr. Saksena pursuant to the terms of our 2002 Stock Option Plan, vest one year from the date of the Consulting Agreement and have an exercise price of $3.03 per share, which was not less than the fair market value of our common stock on the date of the grant. The remaining 40,000 options were granted to Dr. Saksena pursuant to the terms of our 1995 Long Term Incentive Plan, vest in equal installments over five years beginning on July 22, 2004 and have an exercise price of $3.15 per share, which was not less than the fair market value of our common stock on the date of the grant.

                              PLAN OF DISTRIBUTION

         We are registering the shares of common stock offered for sale by this prospectus on behalf of the selling securityholders. As used herein in this section, "selling securityholders" includes pledgees, distributees, transferees or other successors-in-interest. The shares of our common stock covered hereby may be offered and sold from time to time by the selling securityholders.

         Following conversion of the secured convertible note and exercise of options by selling securityholders holding a secured promissory note or options, the selling securityholders may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling securityholders may use any one or more of the following methods when selling shares:

o ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

o purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

o an exchange distribution in accordance with the rules of the applicable exchange;

o       privately negotiated transactions;

o       short sales;

o a broker-dealer may agree with a selling shareholder to sell a specified number of such shares at a stipulated price per share;

o       a combination of any such method of sale; and

o       any other method permitted pursuant to applicable law.

         The shares of common stock offered for resale pursuant to this prospectus are listed on The Nasdaq SmallCap Market.

         The selling securityholders will act independently of us in making decisions with respect to the timing, manner and size of each sale of shares of common stock currently held by selling securityholders. The selling securityholders may also sell shares under Rule 144 of the Securities Act of 1933, as amended, if available, rather than under this prospectus. The selling securityholders and any underwriter, dealer or agent who participate in the distribution of such shares may be deemed to be "underwriters" under the Securities Act of 1933, as amended, and any discount, commission or concession received by such persons might be deemed to be an underwriting discount or commission under the Securities Act of 1933, as amended.

         Any broker-dealer participating in such transactions as agent may receive commissions from the selling securityholders (and, if acting as agent for the purchaser of such shares, from such purchaser). We believe that usual and customary brokerage fees will be paid by the selling securityholders. Broker-dealers may agree with the selling securityholders to sell a specified number of shares at a stipulated price per share, and, to the extent such a broker-dealer is unable to do so acting as agent for the selling securityholders, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to the selling securityholders. Broker-dealers who acquire shares as principal may thereafter resell such shares from time to time in transactions (which may involve crosses and block transactions and which may involve sales to and through other broker-dealers, including transactions of the nature described above) in the over-the-counter market, in negotiated transactions or by a combination of such methods of sale or otherwise at market prices prevailing at the time of sale or at negotiated prices, and in connection with such resales may pay to or receive from the purchasers of such shares commissions computed as described above.

         The selling securityholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act of 1933, as amended. Any commissions paid or any discounts or concessions allowed to any such broker-dealers, and any profits received on the resale of such shares, may be deemed to be underwriting discounts and commissions under the Securities Act of 1933, as amended, if any such broker-dealers purchase shares as principal.

         In order to comply with the securities laws of certain states, if applicable, the shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states, the shares may not be sold unless the shares have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirements is available and is complied with.

         We have advised the selling securityholders that the anti-manipulation rules under Regulation M of the Securities Exchange Act of 1934, as amended, may apply to sales of the shares in the market and to the activities of the selling securityholders and their affiliates. We have agreed to pay for the costs of registering the shares under the Securities Act of 1933, as amended, including the registration fee payable to the SEC, reasonable fees and disbursements of counsel, accounting fees and printing fees. The selling securityholders will bear all other expenses in connection with this offering, including brokerage commissions.

         We have agreed to use our best efforts to maintain the effectiveness of the registration statement of which this prospectus is a part with respect to the shares offered hereunder by the selling securityholders until the earlier of
(1) the date when all of the shares registered hereunder have been sold, and (2) the date that all shares may be immediately sold without restriction and without registration under the Securities Act of 1933, as amended. Thereafter, we shall be entitled to withdraw the registration statement, and the selling securityholders shall have no further right to offer or sell any of the shares pursuant to the registration statement.

         No sales may be made pursuant to this prospectus after such date unless we amend or supplement this prospectus to indicate that we have agreed to extend such period of effectiveness. There can be no assurance that the selling securityholders will sell all or any of the shares offered hereunder.

                                  LEGAL MATTERS

         The validity of the shares offered pursuant to this prospectus will be passed upon for us and the selling stockholders by Heller Ehrman White & McAuliffe LLP, New York, New York.

                                     EXPERTS

         The consolidated financial statements, incorporated in this prospectus by reference to the Annual Report on Form 10-KSB for the year ended December 31, 2003, have been so incorporated in reliance on the report of Grant Thornton LLP and PricewaterhouseCoopers LLP, independent registered accounting firms given the authority of said firms as experts in auditing and accounting.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The SEC allows us to incorporate by reference the information we file with the SEC by referring you to those documents. Any information we incorporate in this manner is considered part of this prospectus.

         The following documents we have filed with the SEC are incorporated by reference into this prospectus:

o       Our Annual Report on Form 10-KSB for the fiscal year ended
        December 31, 2003;

o Our Quarterly Reports on Form 10-QSB for the quarters ended June 30, 2004 and March 31, 2004;

o Our Current Reports on Form 8-K filed on May 7, 2004, August 11, 2004 and October 28, 2004; and

o The description of our common stock contained in our registration statement on Form 8-A filed on April 19, 1996.

         Additionally, all documents we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of the offering of the shares offered hereby shall be deemed to be incorporated by reference into this prospectus and shall automatically update and supersede this information.

         We will provide, without charge, to each person to whom a copy of this prospectus is delivered, upon such person's written or oral request, a copy of any and all of the documents incorporated by reference in this prospectus (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into the information that this prospectus incorporates). Requests should be directed to EP MedSystems, Inc., 575 Route 73 North, Building D, West Berlin, New Jersey 08901, Attention: Corporate Secretary, telephone: (856) 753-8533.

                       WHERE YOU CAN FIND MORE INFORMATION

         We have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933, as amended, with respect to the common stock offered by this prospectus. This prospectus, filed as part of the registration statement, does not contain all of the information set forth in the registration statement and its exhibits and schedules. For further information regarding us and the shares offered hereby, please refer to the registration statement. The statements in this prospectus are qualified in their entirety by reference to the contents of any agreement or other document incorporated in this prospectus by reference. You may inspect a copy of the registration statement without charge at the SEC's principal offices, and you may obtain copies of all or any part of the registration statement from such office upon payment of the fees prescribed by the SEC.

         We are required by the Securities Exchange Act of 1934, as amended, to file reports, proxy statements and other information with the SEC. These filings may be inspected and copied (at prescribed rates) at the SEC's Public Reference Room at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our filings with the SEC are also available to the public on the SEC's web site at http://www.sec.gov. Our reports, proxy statements and other information may also be inspected at the offices of the National Association of Securities Dealers, Inc. located at 1735 K Street, N.W., Washington, D.C. 20006.

                                       2
5

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth the costs and expenses to be paid by the registrant in connection with the sale of the common stock being registered:

           Securities and Exchange Commission registration fee...........$138.68
           Legal fees and expenses.......................................$10,000
           Accountants' fees and expenses................................$10,000
           Miscellaneous..................................................$5,000
                                                                       ---------
           Total......................................................$25,138.68

         The foregoing items, except for the Securities and Exchange Commission registration fee, are estimated.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Section 14A:3-5 of the New Jersey Business Corporation Act, as amended (the "BCA"), sets forth the extent to which a corporation may indemnify its directors, officers and employees. More specifically, such law empowers a corporation to indemnify a corporate agent against his or her expenses and liabilities incurred in connection with any proceeding (other than a derivative lawsuit) involving the corporate agent by reason of his or her being or having been a corporate agent if (a) the corporate agent acted in good faith or in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and (b) with respect to any criminal proceeding, the corporate agent had no reasonable cause to believe his or her conduct was unlawful. For purposes of such law, the term "corporate agent" includes any present or former director, officer, employee or agent of the indemnifying corporation or of any constituent corporation absorbed by the indemnifying corporation in a consolidation or merger, and a person serving as a "corporate agent" at the request of the corporation for any other enterprise, or the legal representative of any such director, officer, trustee, employee or agent. For purposes of this Section, "proceeding" means any pending, threatened or completed civil, criminal, administrative or arbitrative action, suit, or proceeding, and any appeal therein and any inquiry or investigation which could lead to such action, suit or proceeding.

         With respect to any derivative action, the corporation is empowered to indemnify a corporate agent against his or her expenses (but not his or her liabilities) incurred in connection with any proceeding involving the corporate agent by reason of his or her being or having been a corporate agent if the agent acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation. However, only a court can empower a corporation to indemnify a corporate agent against expenses with respect to any claim, issue or matter as to which the agent was adjudged liable to the corporation.

         The corporation may indemnify a corporate agent in a specific case if a determination is made by any of the following that the applicable standard of conduct was met: (i) the board of directors, or a committee thereof, acting by a majority vote of a quorum consisting of disinterested directors; (ii) by independent legal counsel, if there is not a quorum of disinterested directors or if the disinterested quorum empowers counsel to make the determination; or
(iii) by the securityholders.

         A corporate agent is entitled to mandatory indemnification to the extent that the agent is successful on the merits or otherwise in any proceeding, or in defense of any claim, issue or matter in the proceeding. If a corporation fails or refuses to indemnify a corporate agent, whether the indemnification is permissive or mandatory, the agent may apply to a court to grant him or her the requested indemnification. In advance of the final disposition of a proceeding, the board of directors may direct the corporation to pay an agent's expenses if the agent agrees to repay the expenses in the event that it is ultimately determined that he is not entitled to indemnification.

         Our certificate of incorporation and by-laws provide that we may indemnify our directors, officers, Scientific Advisory Board members, employees and other agents to the fullest extent permitted by New Jersey law, provided that such persons acted in good faith and in a manner reasonably believed to be in our best interest and, with respect to any criminal proceeding, had no reasonable cause to believe such conduct was unlawful. We also maintain liability insurance for our officers and directors. There can be no assurance, however, that we will be able to maintain such insurance on reasonable terms.

         In addition, Section 14A:2-7 of the BCA provides that a New Jersey corporation may include within its certificate of incorporation provisions eliminating or limiting the personal liability of its directors and officers in shareholder actions brought to obtain damages for alleged breaches of fiduciary duties, as long as the alleged acts or omissions did not involve a breach of a duty of loyalty to the corporation or its securityholders, were performed in good faith, did not involve a knowing violation of law or result in an improper personal benefit.

         Our certificate of incorporation and by-laws provide that our directors will not be personally liable to us or our securityholders for damages for breach of any duty owed to us or our securityholders, except for liabilities arising from any breach of duty based upon an act or omission (i) in breach of the duty of loyalty to us, (ii) not in good faith or involving a knowing violation of law or (iii) resulting in receipt by such director or officer of an improper personal benefit.

ITEM 16. EXHIBITS

         The exhibits required to be filed as part of this Registration Statement on Form S-3 are listed in the Exhibit Index beginning on page II-6 herein.

ITEM 17. UNDERTAKINGS

         The Registrant will:

         1. File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

              (a) Include any prospectus required by section 10(a)(3) of the Securities Act;

              (b) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement.

              (c) Include any additional or changed material information on the plan of distribution.

         Provided, however, that the Registrant does not need to make post-effective amendments with respect to the information set forth in paragraphs (a) and (b) above if the information is incorporated by reference from periodic reports filed by the Registrant under the Exchange Act.

         2. For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

         3. File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

         4. Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

         In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of West Berlin, State of New Jersey, on the 5th day of November, 2004.

                             EP MedSystems, Inc.

                             By: /s/ Reinhard Schmidt
                                 ___________________
                                 Reinhard Schmidt
                                 President, Chief Executive Officer and Director


         KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Reinhard Schmidt and Matthew C. Hill, and each of them individually, his or her true and lawful agent, proxy and attorney-in-fact, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to (i) act on, sign and file with the Securities and Exchange Commission any and all amendments to this registration statement (which includes any additional registration statement under Rule 462(b)) together with all schedules and exhibits thereto, (ii) act on, sign and file with the Securities and Exchange Commission any and all exhibits to this registration statement and any and all exhibits and schedules thereto, (iii) act on, sign and file any and all applications, registration statements, notices, reports and other documents necessary or appropriate in connection with the registration or qualification under foreign and state securities laws of the securities described in this registration statement or any amendment thereto, or obtain an exemption therefrom, in connection with the offering described therein, and (iv) take any and all such actions which may be necessary or appropriate in connection therewith, granting unto such agents, proxies and attorneys-in-fact, and each of them individually, full power and authority to do and perform each and every act and thing necessary or appropriate to be done, as approving, ratifying and confirming all that such agents, proxies and attorneys-in-fact, any of them or any of his or her or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons on behalf of the registrant and in the capacities indicated on the on the 5th day of November, 2004.

        SIGNATURE                                      TITLE(S)
  /s/Reinhard Schmidt                  President, Chief Executive Officer and
-------------------------              Director (Principal Executive Officer)
      Reinhard Schmidt

  /s/ Matthew C. Hill                  Chief Financial Officer and Secretary
-------------------------              (Principal Financial and
      Matthew C. Hill                  Principal Accounting Officer)

  /s/David Jenkins                     Director and Chairman of the Board
-------------------------
     David Jenkins

  /s/Richard C. Williams               Director
-------------------------
     Richard C. Williams

  /s/ Paul L. Ray                      Director
-------------------------
      Paul L. Ray

  /s/ Abhijeet Lele                    Director
-------------------------
      Abhijeet Lele

                                  EXHIBIT INDEX
Exhibit Number          Description

    3.1 Amended and Restated Certificate of Incorporation of EP MedSystems, Inc. filed with the Secretary of the State of New Jersey on April 8, 1996 (1)

    3.2 Certificate of Amendment to the Amended and Restated Certificate of Incorporation of EP MedSystems, Inc. filed with the State of New Jersey on November 6, 1998 (16)

    3.3 Certificate of Amendment to the Amended and Restated Certificate of Incorporation of EP MedSystems, Inc., filed with the Secretary of the State of New Jersey on October 21, 2001 (14)

    3.4 Certificate of Amendment to the Amended and Restated Certificate of Incorporation of EP MedSystems, Inc., filed with the Secretary of the State of New Jersey on December 22, 2003 (17)

    3.5                 Bylaws, as amended (1)

    4.1 Form of Common Stock and Warrant Purchase Agreement, dated as of August 31, 1999, between EP Med and the Purchasers named therein (including Exhibit A: Form of Registration Rights Agreement and Exhibit B: Form of Warrant) (7)

    4.2 Form of Replacement Warrant, dated as of February 15, 2000, between EP Med and the Purchasers named therein (including Amendment to Registration Rights Agreement and Form of Replacement Warrant) (10)

    4.3 Form of Amended and Restated Common Stock and Warrant Purchase Agreement, dated as of February 16, 2001, between EP Med and the Purchasers (including Exhibit A:
                        Form of Registration Rights Agreement and Exhibit
                        B: Form of Warrant) (8)

    4.4 Registration Rights Agreement, dated March 28, 2001, between EP Med and the Purchasers identified therein (8)

    4.5 Warrant, dated March 28, 2001, issued by EP Med to Cardiac Capital, LLC (8)

    4.6                 Warrant, dated March 28, 2001, issued by EP Med to
                        Texada Trust (8)

    4.7 Warrant, dated as of July 20, 2001, issued by EP Med to Reinhard Schmidt (13)

    4.8 Preferred Stock Purchase Agreement, dated as of October 23, 2001, between EP MedSystems and Medtronic, Inc. (14)

    4.9 Registration Rights Agreement, dated as of October 23, 2001, between EP MedSystems and Medtronic, Inc. (14)

    4.10 Common Stock and Warrant Purchase Agreement, dated as of January 31, 2003, by and between EP MedSystems, Inc. and each of the several purchasers named in Exhibit A thereto. (9)

    4.11 Registration Rights Agreement, dated as of January 31, 2003, by and between EP MedSystems, Inc. and the Initial Investors referred to therein. (9)

    4.12 Warrant, dated January 31, 2003, issued by EP MedSystems, Inc. to Michael R. Hamblett. (9)

    4.13 Warrant, dated January 31, 2003, issued by EP MedSystems, Inc. to Heimdall Investments Ltd. (9)

    4.14 Warrant, dated January 31, 2003, issued by EP MedSystems, Inc. to EGS Private Healthcare Partnership, L.P. (9)

    4.15 Warrant, dated January 31, 2003, issued by EP MedSystems, Inc. to EGS Private Healthcare Counterpart, L.P. (9)

    4.16 Amended and Restated Secured Promissory Note issued to Medtronic International Limited on March 13, 2003, together with First Amendment to Note Purchase Agreement, dated March 13, 2003, between Medtronic International Limited and EP MedSystems, Inc. (9)

    4.17 Stock Purchase Agreement, dated as of September 5, 2002, between EP MedSystems, Inc. and Boston Scientific Corporation. (15)

    4.18 Registration Rights Agreement, dated as of September 5, 2002, between EP MedSystems, Inc. and Boston
                        Scientific Corporation (15).

    4.19 Mortgage Note, dated November 21, 2002, issued to William Winstrom, in the principal amount of $375,000, together with related Mortgage and Security Agreement.
                        (21)

    4.20 Mortgage Note, dated November 21, 2002, issued to Anthony Varrichio, in the principal amount of $375,000, together with related Mortgage and Security Agreement.
                        (21)

    4.21 Agreement between Anthony Varrichio and EP MedSystems, Inc., dated April 2, 2003, effecting conversion of the Mortgage Note into 150,000 shares of EP MedSystems common stock. (19)

    4.22 Agreement between William Winstrom and EP MedSystems, Inc., dated April 2, 2003, effecting conversion of the Mortgage Note into 150,000 shares of EP MedSystems common stock. (19)

    4.23 Common Stock Purchase Agreement between EP MedSystems, Inc. and the several purchasers named therein, dated as of April 11, 2003. (18)

    4.24 Amendment No. 1, dated April 11, 2003, to Registration Rights Agreement, dated as of January 31, 2003, by and between EP MedSystems, Inc. and the Initial Investors referred to therein. (18)

    4.25 Agreement made as of June 27, 2003, by and between EP MedSystems, Inc. and Anthony Varrichio. (16)

    4.26 Agreement made as of June 27, 2003, by and between EP MedSystems, Inc. and William Winstrom. (16)

    4.27 Notice of EP MedSystems' Right to Repurchase Warrants, dated July 23, 2003. (16)

    4.28 Secured Convertible Note, dated August 28, 2003, with Laurus Master Fund, Ltd. in the principal amount of $4,000,000, together with related Registration Rights Agreement, Guaranty, and Security Agreement. (20)

    4.29 Amendment, dated November 25, 2003 to Registration Rights Agreement dated August 28, 2003 with Laurus Master Fund, Ltd. (23)

    4.30 Warrant, dated August 28, 2003, issued by EP MedSystems, Inc. to Laurus Masterfund, Ltd. (11)

    4.31 Warrant, dated August 28, 2003, issued by EP MedSystems, Inc. to Biscayne Capital Markets, Inc. (13)

    4.32 Form of Common Stock Purchase Agreement dated December 26, 2003 (identical agreements, except for number of shares of Common Stock acquired, were executed by each of the selling shareholders) (17)

    4.33 Form of Registration Rights Agreement dated December 26, 2003 (identified agreements were executed by each of the selling shareholders) (17)

    5.1* Opinion of Heller Ehrman White & McAuliffe LLP, regarding the legality of the shares.

    23.1*               Consent of Grant Thornton LLP.

    23.2*               Consent of PricewaterhouseCoopers LLP.

    23.3* Consent of Heller Ehrman White & McAuliffe LLP (included in its opinion in Exhibit 5.1).

    24.1*               Powers of Attorney (included on signature page).

         ------------------

         *Filed herewith.

1. Incorporated by reference from EP MedSystem, Inc.'s Registration Statement on Form SB-2 and Pre-Effective Amendments No. 1 and 2 thereto previously filed with the Commission on April 18, 1996, May 28, 1996 and June 13, 1996, respectively.

2. Incorporated by reference from EP Med's Annual Report on Form 10-KSB for the year ended December 31, 1996 previously filed with the Commission.

3. Incorporated by reference from EP Med's Proxy Statement for the Annual Meeting of Shareholders held on July 18, 2000, previously filed with the Commission.

4. Incorporated by reference from EP Med's Current Report on Form 8-K dated April 14, 1998, previously filed with the Commission.

5. Incorporated by reference from the Commission in connection with EP Med's Form 10-KSB for the year ended December 31, 1997 previously filed with the Commission.

6. Incorporated by reference from EP Med's Current Report on Form 8-K, dated August 25, 1998, previously filed with the Commission.

7. Incorporated by reference from EP Med's Current Report on Form 8-K, dated August 31, 1999, previously filed with the Commission.

8. Incorporated by reference from EP Med's Proxy Statement for the special meeting of shareholders held on March 27, 2001 previously filed with the Commission on March 5, 2001.

9. Incorporated by referenced from EP Med's Current Report on Form 8-K, dated June 11, 2001, previously filed with the Commission.

10. Incorporated by reference from EP Med's Quarterly Report on Form 10-QSB for the quarter ended March 31, 1999 previously filed with the Commission.

11. Incorporated by reference from EP Med's Quarterly Report on Form 10-QSB for the quarter ended September 30, 2000 previously filed with the Commission.

12. Incorporated by reference from EP Med's Annual Report on Form 10-KSB for the year ended December 31, 2000, as amended, previously filed with the Commission.

13. Incorporated by reference from EP Med's Registration Statement on Form SB-2 and Pre-Effective Amendments No.1 through 4 previously filed with the Commission on June 26, 2001, August 24, 2001, September 28, 2001 and October 12, 2001, respectively.

14. Incorporated by reference from EP Med's Quarterly Report on Form 10-QSB for the quarter ended September 30, 2001.

15. Incorporated by reference form EP Med's Quarterly Report on Form 10-QSB for the quarter ended September 30, 2002.

16. Incorporated by reference from EP MedSystems, Inc.'s Quarterly Report on Form 10-QSB for the quarter ended June 30, 2003 previously filed with the commission.

17. Incorporated by reference form EP MedSystems, Inc.'s Registration Statement on Form S-3 previously filed with the commission on January 22, 2004.

18. Incorporated by reference to EP MedSystems, Inc.'s Registration Statement on Form S-3 previously filed with the commission on April 18, 2003.

19. Incorporated by reference to EP MedSystems, Inc.'s Registration Statement on Form S-3 previously filed with the commission on October 28, 2003.

20. Incorporated by reference to EP MedSystems, Inc.'s current report on Form 8-K previously filed with the commission on September 12, 2003.

21. Incorporated by reference to EP MedSystems, Inc.'s Annual Report on Form 10-KSB for the year ended December 31, 2002.

22. Incorporated by reference from EP MedSystems, Inc.'s Proxy Statement for the Annual Meeting of Shareholders held on August 29, 2002, previously filed with the commission on July 30, 2002.

23. Incorporated by reference from EP MedSystems, Inc.'s Annual Report on Form 10-KSB for the year ended December 31, 2003.